Exhibit 10.02

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of this 26th day of July, 2007 (the “Effective Date”) by and between Point Therapeutics, Inc., a Delaware corporation (the “Company”), and Michael P. Duffy (the “Consultant”).

The Company wishes to engage the Consultant to provide assistance and expertise for the Company and otherwise to render consulting services upon the terms and conditions contained in this Agreement.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, accepted and agreed to, the Company and the Consultant hereby agree as follows:

1. TERM; SERVICES.

1.1 Commencing as of the Effective Date and continuing until terminated by either party hereto upon thirty (30) days written notice to the other party (the “Term”), the Consultant agrees that he will provide certain consulting services to the Company as from time to time requested by the Company (the “Services”).

1.2 The Consultant represents and warrants to the Company that he is under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, or which will materially interfere with the performance of his duties hereunder.

2. CONSULTING FEE.

2.1 The Company shall pay the Consultant a consulting fee of Two Hundred Fifty Dollars ($250.00) per hour to be billed to the Company by the Consultant in quarter hour increments not to exceed an aggregate of Two Thousand Dollars ($2,000.00) per day for services performed during the Term (the “Consulting Fee”). The Consultant shall be compensated promptly upon the Company’s receipt of a weekly or bi-weekly time sheet in the form attached hereto as Exhibit A.

2.2 The Consultant shall be entitled to prompt reimbursement for all pre-approved travel and other out-of-pocket expenses incurred in the performance of his duties hereunder, upon submission and approval of written statements and bills.

2.3 The Consultant agrees that all services hereunder will be rendered by him as an independent contractor and that this Agreement does not create an employer-employee relationship between the Consultant and the Company. The Consultant shall have no right to receive any employee benefits, including, but not limited to, health and accident insurance, life insurance, sick leave and/or vacation.

3. PROPRIETARY RIGHTS.

3.1 Trade Secrets. The Consultant acknowledges and agrees that rendering of Services to the Company will necessarily involve understanding of and access to “trade secrets” of the Company as hereinafter defined, and “confidential and proprietary information” of the Company. The Consultant agrees during the Term of this Agreement and for a period of five (5) years thereafter, not to disclose to any unauthorized third party or use for the Consultant’s own benefit any of the trade secret or confidential or proprietary information belonging to the Company. For the purposes hereof, “trade secret” is information not generally known to the trade, which gives the Company an advantage over its competitors. Trade secrets include without limitation, research being planned and developed, research methods and processes, materials used in research, inventions, information concerning the filing or pendency of patent applications and the Company’s business and legal plans, finances, competitive position, customers and vendors.

3.2 Concepts and Ideas. Those concepts and ideas disclosed by the Company to the Consultant or which are first developed by the Consultant during the course of performance of Services hereunder and which relate to the Company’s present, past or prospective activities, services and products, all of which shall remain the sole and exclusive property of the Company. The Consultant shall have no publication rights and all of the same shall belong exclusively to the Company.

3.3 Confidential Information. That secret or proprietary information of whatever kind or nature disclosed to the Consultant (whether or not invented, discovered or developed by the Consultant) or first developed by the

Consultant in the course of performance of Services hereunder. Such secret or proprietary information shall include (unless such information is generally available to the public or known in the industry through no action of the Consultant) information relating to the design, manufacture, application, know-how, research and development relating to the Company’s products, materials, operating and other cost data, price lists and data relating to pricing of the Company’s products. Such secret or proprietary information shall specifically include, without limitation, all secret or proprietary information contained in the Company’s manuals, memoranda, plans, drawings and designs, specifications, supply sources, customer lists and records legended or otherwise identified by the Company or the Board of Directors (the “Board”) as Confidential Information.

3.4 Non-Confidential Information. The Consultant’s obligations under this Section 3 do not apply to any confidential and proprietary material which (a) is or becomes publicly known under circumstances involving no breach by the Consultant of the terms; and/or (b) is generally disclosed to third parties; and/or (c) was generally known by the Consultant prior to receipt of confidential or proprietary material by the Consultant; and/or (d) was or is approved for release by written authorization of an authorized representative of the Company.

3.5 Non-Disclosure to Third Parties. Except as required by the Consultant’s duties, the Consultant shall not, at any time, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential Information, Concepts or Ideas relating to the present, past or prospective business of the Company to any third party without the prior written consent of the Company, which consent may be denied in each instance and all of the same, together with publication rights, shall belong exclusively to the Company; provided, however, that if the Consultant is required by law (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, legal process or similar process), or receives notice that action may be taken to require the Consultant, under law, to disclose any Confidential Information, it is agreed that, to the extent not legally prohibited, the Consultant will provide to the Company prompt notice of such request so that it may seek an appropriate protective order and/or waive compliance with the provisions of this Agreement. The Consultant may disclose without liability hereunder only that portion of the Confidential Information that the Consultant is advised by counsel is legally required to be disclosed; provided, that to the extent not legally prohibited, the Consultant shall give the Company written notice of the information to be disclosed as far in advance of the Consultant’s disclosure as is practicable and, upon the Company’s written request, use commercially reasonable efforts to assist the Company in its efforts to obtain assurances that confidential treatment will be accorded to such information.

3.6 Documents, etc. All documents, procedural manuals, guides, specifications, plans, drawings, designs and similar materials, lists of present, past or prospective customers, customer proposals, invitations to submit proposals, price lists and data relating to the pricing of the Company’s products and services, records, notebooks and similar repositories of or containing Confidential Information (including all copies thereof) that come into the Consultant’s possession or control by reason of the Consultant’s relationship, whether prepared by the Consultant or others: (a) are the property of the Company, (b) will not be used by the Consultant in any way adverse to the Company, (c) will not be removed from the Company’s premises (except as the Consultant’s duties require) and (d) at the termination (for whatever reason), of the Consultant’s relationship with the Company, will be left with, or forthwith returned by the Consultant to, the Company.

3.7 Patents, etc. Any interest in patents, patent applications, inventions, technological innovations, copyrights, copyrightable works, developments, discoveries, designs, processes, formulas, know-how, data and analysis, whether patentable or not (“Inventions”), which the Consultant, as a result of rendering consulting Services to the Company under this Agreement, may conceive or develop shall belong exclusively to the Company.

4. EQUITABLE RELIEF. The Consultant agrees that any breach of Section 3 above by him would cause irreparable damage to the Company and that, in the event of such breach, the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation or threatened violation of the Consultant’s obligations hereunder. In addition, the Company agrees to indemnify the Consultant and hold him harmless in the event of any legal action resulting from his work performance on behalf of the Company, unless such action results from his own gross negligence or willful misconduct.

5. WAIVER. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof. All waivers by the Company shall be in writing.

6. SEVERABILITY; REFORMATION. In case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; and this Agreement shall, to the fullest extent lawful, be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible. Without limiting the generality of the foregoing, if any provision (or part of any provision) contained in this Agreement shall for any reason be held to be excessively broad as to duration, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the fullest extent compatible with then existing applicable law.

7. ASSIGNMENT. The Company shall have the right to assign its rights and obligations under this Agreement to a party which assumes the Company’s obligations hereunder and in such event, the Company shall give notice to the Consultant of such intention and the Assignment will only be effective if the Consultant assents to the Assignment. If the Consultant does not assent to the Assignment, he will so notify the Company (in accordance with Article 10), and thereafter this Agreement shall be null and void and without further force or effect. The Consultant shall not have the right to assign his duties or obligations under this Agreement without the prior written consent of the Company. This Agreement shall be binding upon and inure to the benefit of the Consultant’s heirs and legal representatives in the event of his death or disability.

8. HEADINGS. Headings and sub-headings are for convenience only and shall not be deemed to be a part of this Agreement.

9. AMENDMENTS. This Agreement may be amended or modified, in whole or in part, only by an instrument in writing signed by all parties hereto.

10. NOTICES. Any notices or other communications required hereunder shall be in writing and shall be deemed given when delivered in person, sent by facsimile or by email, or when mailed, by certified or registered first-class mail, postage prepaid, return receipt requested, addressed, if to the Company, at 70 Walnut Street, Wellesley Hills, MA 02481, Facsimile: 781-239-8005, Attn: Chief Restructuring Officer, or to the Consultant at the address appearing below his signature or such other address of which a party shall have notified the other in accordance with the provisions of this Section 10.

11. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which shall be deemed a single agreement.

12. GOVERNING LAW. This Agreement shall be construed in accordance with and governed for all purposes by the laws (other than the conflicts of laws rules) of The Commonwealth of Massachusetts.

13. SURVIVAL. The provisions of this Agreement shall survive the termination of the Consultant’s relationship with the Company in accordance with their terms.

14. OTHER AGREEMENTS. This Agreement supersedes all prior understandings and agreements between the Consultant and the Company, whether oral or written, with respect to the subject matter hereof.

EXECUTED as an instrument under seal as of the date first above written.

POINT THERAPEUTICS, INC.

By:	/s/ Richard N. Small
Richard N. Small
Treasurer

CONSULTANT

By:	/s/ Michael P. Duffy
Michael P. Duffy
Address: 73 School Street Lexington, MA 02421

Exhibit A

Time Sheet

Consultant: Michael P. Duffy

Date	Description	# of Hours

Please submit Time Sheet to:

Richard N. Small
Treasurer
Point Therapeutics, Inc.
70 Walnut Street Wellesley Hills, MA 02481 mduffy@pther.com